CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated February 28, 2023, and each included in this Post-Effective Amendment No. 16 to the Registration Statement (Form N-1A, No. 333-204408) of Clough Funds Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated December 27, 2022, with respect to the financial statements and financial highlights of Clough Global Long/Short Fund (the “Fund”) (one of the funds constituting Clough Funds Trust) included in the Fund’s Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 28, 2023